Exhibit 10.24

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

by and between

CITIZENS NATIONAL BANK

Cameron, Texas

and

INDEPENDENT BANK

McKinney, Texas

Dated as of June 29, 2012

Purchase and Assumption Agreement

3.5	Consents.	14
3.6	Brokerage Fees	14
3.7	Regulatory Conditions	14

ARTICLE 4 COVENANTS OF SELLER		15

4.1	Reasonable Efforts	15
4.2	Information for Governmental Applications	15
4.3	Required Acts of Seller.	15
4.4	Prohibited Acts of Seller.	16
4.5	Access; Pre-Closing Investigation	17
4.6	Additional Financial Statements	17
4.7	Notice of Adverse Changes, Litigation and Claims	17
4.8	No Disclosure or Negotiation with Others.	18
4.9	Notices to Customers	18
4.10	Sale of Participations	18

ARTICLES COVENANTS OF BUYER		19

5.1	Reasonable Efforts	19
5.2	Regulatory Approvals	19
5.3	Notice of Adverse Changes, Litigation and Claims	19
5.4	Change of Name, Notice to Customers	19
5.5	Use of Name.	19
5.6	Solicitation of Employees of the Branch	20

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		20

6.1	Compliance with Representations, Warranties and Agreements	20
6.2	Necessary Corporate Actions.	20
6.3	Governmental Approvals	20
6.4	No Litigation.	21
6.5	Consents of Third Parties.	21
6.6	Documentation	21
6.7	Deposits	21
6.8	Title Insurance; Survey	21
6.9	Environmental.	22
6.10	Participations.	22

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		22

7.1	Compliance with Representations, Warranties and Agreements	22
7.2	Necessary Corporate Actions.	22
7.3	Governmental and Other Approvals	22
7.4	No Litigation.	23
7.5	Documentation.	23

ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION		23

8.1	Survival.	23

8.2	Indemnification by Seller.	23
8.3	Indemnification by Buyer	24

ARTICLE 9 OPERATIONAL AGREEMENTS		25

9.1	Replacement of Customer Check Stock and ATM and Debit Cards	25
9.2	Payment of Checks, Drafts, and Orders.	25
9.3	Clearing Items.	26
9.4	Returned Items	26
9.5	Data Processing and Utilities	26
9.6	Compliance with Garnishments and Similar Orders.	27
9.7	Direct Deposit Arrangements.	27
9.8	Direct Debit Arrangements	27
9.9	IRA Deposits.	27
9.10	Keogh Accounts	27
9.11	Final Statements	28
9.12	IRA Deposits and Keogh Accounts	28
9.13	Interest Reporting and Withholding.	28
9.14	Loans	28
9.15	Other Items.	29
9.16	Safe Deposit Box and Safekeeping Business	29
9.17	Noncompetition Agreement.	30
9.18	Books and Records	30
9.19	Optical Disk Records	31
9.20	Taxes.	31
9.21	Allocation of Purchase Price	31

ARTICLE 10 EMPLOYEE MATTERS		31

10.1	Notice to Employees and Information	31
10.2	Offer of Employment.	32
10.3	Costs of Termination.	32
10.4	Communications	32
10.5	Seller’s Retention of Liabilities	32
10.6	No Third Party Beneficiaries	32

ARTICLE 11 TERMINATION AND ABANDONMENT		33

11.1	Right of Termination	33
11.2	Notice of Termination.	33
11.3	Effect of Termination.	33

ARTICLE 12 MISCELLANEOUS		34

12.1	Entire Agreement	34
12.2	Multiple Counterparts	34
12.3	Amendment.	34
12.4	Notices	34
12.5	Binding Effect.	35
12.6	Governing Law	35
12.7	Attorneys’ Fees and Costs	35

12.8	Severability	36
12.9	Assignability	36
12.10	Rules of Construction.	36
12.11	Expenses	36
12.12	Waiver.	36
12.13	Specific Performance	37
12.14	Public Disclosure	37
12.15	Confidential Information	37
12.16	Arbitration.	37

Exhibits
Exhibit A	Closing Settlement Amounts
Exhibit B	Bill of Sale
Exhibit C	Special Warranty Deed
Exhibit D	Power of Attorney
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Financial Statements
Exhibit G	Participation Agreement

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 29” day of June, 2012 by and between Citizens National Bank, a national banking association having its main office in Cameron, Texas (“Buyer”), and Independent Bank, a Texas state banking association having its main office in McKinney, Texas (“Seller”).

RECITALS:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase certain assets from Seller associated with Seller’s branch banking operations at 102 Hoxie Street, Coupland, Texas 78615-5035 (the “Branch”) and to assume certain liabilities of Seller associated with the Branch as hereinafter described on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1

SALE AND PURCHASE OF CERTAIN ASSETS

AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1 Sale of Assets.

On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6) Buyer shall purchase from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer the following assets of the Branch as a going concern, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than liens for taxes not yet due, referred to herein as “Permitted Liens”), except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A. All cash on hand at the Branch as of the close of business on the Closing Date including vault cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”). At the Closing, Seller shall deliver to Buyer Schedule 1.1(a) (“Schedule of Cash”) including the amount and location of Seller’s Cash on Hand as of the close of business on the date preceding the Closing Date;

B. All loans, overdrafts, overdraft protections, overdraft lines, or other extensions of credit listed on Schedule 1.1(b), which schedule shall be updated as of the Closing upon the mutual consent of the Buyer and Seller (the “Loans”), plus accrued but unpaid interest on such Loans through the Closing Date;

C. All real property and improvements (“Real Property”) on which the Branch is located or used by the Seller with respect to its operation of the Branch as described on Schedule 1.1(c);

D. All furniture, fixtures, equipment and other tangible personal property located at the Branch or affixed to the Real Property at which the Branch is located including, without limitation, the furniture, fixtures, equipment and other tangible personal property set forth on Schedule 1.1(d) (the “Personal Property”), exclusive of (i) all signage,(ii) the contents of safe deposit boxes, and (iii) the property identified as “Excluded Personal Property on Schedule 1.1(d)(1) ;

Branch Purchase and Assumption Agreement

E. All rights of Seller under safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time (the “Safe Deposit Contracts”);

F. All rights of Seller under express or implied warranties given or made in connection with the Assets, if any;

G. All books, records (including computer records), files and documentation relating to the Assets and the Liabilities in the form and manner kept by Seller, including without limitation, in electronic format (the “Records”), including, but not limited to:

Signature cards, orders and contracts between Seller and its depositors, and records of similar character;

(ii) Loan and collateral records and credit files; and

(iii) The Safe Deposit Contracts.

It is understood that certain of Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media. Further, it is understood that certain historical records are available only on optical disk and are intermingled with other records of Seller (the “Optical Disk Records”). The Optical Disk Records will remain in the possession of Seller; after the Closing Date, Seller will provide printed copies of information contained in the Optical Disk Records pursuant to Section 9.19 of this Agreement.

Buyer shall succeed to all rights, title, benefits and interests in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such assets.

1.2 Assets to be Retained by Seller.

Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1, including, but not limited to (i) all investment securities owned by Seller; (ii) all of the Seller’s investments in Seller’s affiliates and subsidiaries; (iii) all other real estate owned by Seller or carried as in substance foreclosures that are associated with the Branch (if any) and identified on Schedule 1.2(iii); (iv) all repossessed personal property owned by, or in the possession of, the Seller, unless such personal property is collateral for a Loan; (v) all of the Seller’s life insurance policies; (vi) all loans or participations in loans that are not Loans, including any loans previously charged-off by the Seller; (vii) reserves for loan losses on all loans (including the Loans); (viii) all assets and records associated with any investment, trust or brokerage business of Seller or its affiliates, whether conducted at the Branch or any other location of Seller; (ix) all deferred tax assets; (x) all intangible assets, including goodwill and mortgage servicing rights, of Seller; (xi) all rights to the name “Independent Bank” and any of Seller’s corporate logos, trademarks, trade names, signs, paper stock, monetary instruments (including, but not limited to, traveler’s checks and cashier’s checks), forms and other supplies containing any such logos, trademarks or tradenames; (xii) all customer and merchant credit card accounts; (xiii) all trust assets and trust accounts, if any; and (xiv) any other assets listed on Schedule 1.2 (collectively, the “Excluded Assets”). Seller shall coordinate with Buyer to remove the Excluded Assets from the Branch prior to the Effective Time. Seller’s signage shall be removed from the Branch by Seller at its own cost promptly, but in no event later than the Effective Time.

Branch Purchase and Assumption Agreement

1.3 Assumption of Liabilities of Seller.

At the Closing, subject to the conditions contained herein, Seller shall transfer and assign to Buyer, and Buyer shall assume, pay for, perform and discharge after the Effective Time, as and when due and payable, the following liabilities of Seller attributable to the Branch and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Liabilities”):

A. All deposits associated with the Branch as of the Effective Time (the “Deposits”), a list of which as of April 30, 2012 is attached hereto as Schedule 1.3(a), and accrued and unpaid interest on any interest-bearing deposits through the Effective Time (“Accrued Interest”), together with all duties and obligations of Seller arising after the Effective Time associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”); provided, however, that the Deposits shall not include (i) deposits which are pledged to secure loans of Seller which are not Loans and which are listed on Schedule 1.3(a); and (ii) any deposit accounts that have become or are deemed “dormant” or “closed” accounts by Seller;

B. All liabilities, duties and obligations of Seller arising or based on circumstances, events, acts or omissions occurring after the Effective Time under the Safe Deposit Contracts;

C. The other book liabilities of the Seller attributable to the Branch identified on Schedule 1.3(c), together with any accrued and unpaid interest on any such liabilities through the Effective Time (the “Other Liabilities”); and

D. All duties and obligations of Seller arising or based on circumstances, events, acts or omissions occurring after the Effective Time under the loan documents related to the Loans.

Buyer shall as of the Effective Time, assume, pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. The parties understand and agree that Seller will have no obligation to make payments after the Closing Date with respect to any service or maintenance contracts that cover equipment or facilities located at the Branch, a list of which shall be provided to Buyer. For purposes of this Agreement, the term “deposit” shall include, but not be limited to, all uncollected items included in the depositors’ balances and credited on the books of Seller. Notwithstanding anything contained herein to the contrary, except as specifically set forth herein, Buyer is not assuming any liability, debts, agreements, commitments, undertaking or obligations of Seller arising or based on circumstances, events, acts or omissions occurring on or prior to the Effective Time.

1.4 Liabilities to be Retained by Seller.

Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 1.3, including, but not limited to:

A. All real estate taxes on other real estate and properties carried as in substance foreclosures of Seller, all sales and use, social security and unemployment taxes withheld or collected from employees or customers and all accounts payable and operating expenses, whether or not accrued,

Branch Purchase and Assumption Agreement

for products or services incurred prior to the Effective Time including, but not limited to, salaries, attorneys’ fees and telephone, utility, advertising and public relations expenses, except that to the extent that an adjustment to the purchase price hereunder is made in respect of any such liability or obligation, Buyer shall assume all liability with respect thereto;

B. Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branch prior to the Effective Time;

C. Seller’s cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks; and

D. Any liability, cost, expense, claim, demand or fee with regard to employees or employee benefits of Seller which relate to employment on or prior to the Effective Time, including, by way of example and not limitation: (x) all claims for benefits arising under or in connection with any employee savings, medical or other benefit plan, fund or program established or maintained by Seller prior to the Closing Date, (y) all claims for continued sickness, disability and workmen’s compensation benefits by employees or former employees (if any) of Seller who were receiving such benefits from Seller at the Effective Time, and (z) all claims of discrimination in employment to the extent that such discrimination is alleged to have occurred prior to the Effective Time.

1.5 Purchase Price and Payment.

At the Closing:

A. Seller shall transfer by wire transfer on or before the Effective Time to Buyer cash in the amount equal to the difference between (a) the amount of (i) the Deposits, plus (ii) Accrued Interest, plus (iii) Accrued Expenses (as provided in Section 1.8) plus (iv) Other Liabilities minus (b) the sum of (i) an amount equal to the principal balance plus accrued interest of the Loans as of the Effective Time plus (ii) an amount equal to the Cash on Hand, plus (iii) the amount of Prepaid Expenses as provided in Section 1.8 plus (iv) an amount equal to the net book value of the Personal Property and Real Property as of the Effective Time;

B. Buyer shall pay a premium (the “Premium”) to Seller in an amount equal to 2.25% of the principal amount of the Deposits acquired, as determined on the Closing Date.

C. Seller shall provide to Buyer within three (3) business days prior to the Closing Date a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit “A” showing in reasonable detail the calculation of the payments to be made at Closing, including any adjustments made in respect of the Preliminary Balance Sheet described in Section 1.8 below.

1.6 The Closing, the Closing Date and the Effective Time.

The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on a date mutually acceptable to Seller and Buyer as soon as practicable, but not later than 30 days, following the satisfaction or waiver of all conditions precedent set forth in ARTICLE 6 and ARTICLE 7. The Closing shall be held at the Branch, unless another place is mutually agreed upon by Buyer and Seller. The date of the Closing is referred to herein as the “Closing

Branch Purchase and Assumption Agreement

Date.” The effective time (the “Effective Time”) shall be 2:00 p.m., local time, on the Closing Date or such other time as the Buyer and Seller shall mutually agree. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

1.7 Preliminary Balance Sheet and Final Balance Sheet.

On the Closing Date, Seller shall present Buyer with a list of the balances of the Assets and the Liabilities as of a date five (5) business days prior to the Closing Date, certified by the Chief Executive Officer or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of the date reflected thereon (the “Preliminary Balance Sheet”), and the parties will calculate all amounts pursuant to Section 1.5 in accordance with the amounts reflected on the Preliminary Balance Sheet. Within thirty (30) days following the Closing Date, Seller shall present Buyer with a list of the balances of the Assets and the Liabilities as of the Effective Time, certified by the Chief Executive Officer or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of the date reflected thereon (the “Final Balance Sheet”). Additionally, Seller shall deliver to Buyer a list of Loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale, and a list of the Deposits assumed, which list shall be appended to the Assignment and Assumption Agreement. Subject to rights of indemnification pursuant to ARTICLE 8, the Final Balance Sheet shall become final and binding on Buyer and Seller ten (10) business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in such statement. Seller and Buyer shall use reasonable efforts to resolve the disagreement during the ten (10) business day period following receipt by Seller of the notice. If the disagreement is not resolved during such ten (10) business day period, the parties agree to follow the procedures set forth in Section 12.16 to resolve such dispute, and such Final Balance Sheet shall be modified by any such resolution, whereupon the Final Balance Sheet shall become final and binding. When the Final Balance Sheet becomes final and binding, an appropriate adjusting settlement payment from Seller to Buyer or from Buyer to Seller, as the case may be, will be made together with accrued interest calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such adjusting settlement payment.

1.8 Adjustments.

All operating expenses and fees accrued or prepaid on or prior to the Effective Time, including, without limitation, wages, salaries, deposit insurance premiums, utility payments, telephone charges, property taxes, other ordinary operating expenses of the Branch and other expenses related to the Assets or Liabilities, shall be prorated between the parties as of the Effective Time. All amounts prepaid relating to Safe Deposit Contracts or agreements shall be prorated through the Effective Time, and all deposits paid thereon, if any, shall be paid to Buyer. Notwithstanding Seller’s normal practices and procedures, to the extent that Seller has paid expenses that are expenses allocable to Buyer pursuant to this Section, such expenses shall appear as “Prepaid Expenses” on the Preliminary Balance Sheet, or, if not allocable as of the date the Preliminary Balance Sheet is calculated (the “Preliminary Balance Sheet Date”), on the Final Balance Sheet. Notwithstanding Seller’s normal practices and procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Effective Time, they shall appear as an “Accrued Expense” on the Preliminary Balance Sheet or, if not incurred by the Preliminary Balance Sheet Date, on the Final Balance Sheet.

Branch Purchase and Assumption Agreement

1.9 Deliveries by Seller at the Closing

At the Closing, Seller shall execute, acknowledge and deliver to Buyer in recordable form as appropriate, and with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, and containing warranties consistent with the representations and warranties contained in this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

A. A bill of sale covering the Personal Property in the form of Exhibit “B” hereto;

B. A special warranty deed covering the Real Property in the form of Exhibit “C” hereto.

C. Documents properly endorsed for transfer reflecting the assignment of all notes, guaranties, deeds of trust, security agreements, financing statements, and any other agreements and certificates of title to inure to the benefit of Buyer with respect to the Loans, and possession of any instruments (duly endorsed as necessary) securing the Loans;

D. All collateral security of any nature whatsoever held by Seller as collateral for any of the Assets;

E. All of the Records (other than the Optical Disk Records);

F. The Preliminary Balance Sheet;

G. The Cash on Hand and such of the other Assets that are capable of physical delivery;

H. A certificate duly executed by an authorized officer of Seller (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (a) the representations and warranties of Seller as set forth in this Agreement are true and correct in all material respects as of the Closing Date, and (b) Seller has complied with all covenants contained in Article 4 and its other agreements set forth herein;

I. A certificate duly executed by the Cashier or Secretary of Seller pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Seller of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

J. All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses, if any, of the Branch to Buyer;

K. Possession of the Assets and access to and keys to the Branch and all security devices located at the Branch, together with security codes for access to the Branch and combinations to all locking devices of Seller located at the Branch;

Branch Purchase and Assumption Agreement

L. A list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually), setting forth all garnishments, similar court orders, tax liens and orders of any governmental entity in effect with respect to the Deposits;

M. Payment to Buyer as is required pursuant to Section 1.5 in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Dallas, Texas time, on the Closing Date);

N. A Power of Attorney in the form of Exhibit “D” hereto;

O. An assignment and assumption agreement in the form of Exhibit “E” hereto by which Seller assigns the Liabilities to Buyer; and

P. All personnel records and employee files with respect to Assumed Employees (as defined in Section 10.2) who accept the offer to become employees of Buyer.

1.10 Deliveries by Buyer at the Closing.

At the Closing, Buyer shall execute, acknowledge and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

A. An assignment and assumption agreement in the form of Exhibit “E” hereto by which Buyer assumes the Liabilities;

B. A certificate duly executed by an authorized officer of Buyer (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (a) the representations and warranties of Buyer as set forth in this Agreement are true and correct in all material respects as of the Closing Date and (b) Buyer has complied with all covenants contained in ARTICLE 5 and its other agreements set forth herein;

C. A certificate duly executed by the Cashier or Assistant Cashier of Buyer pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf, in connection with the transaction and this Agreement and to execute and deliver this Agreement on behalf of Buyer; and

D. Payment to Seller of the Premium payable at Closing, in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Dallas, Texas time, on the Closing Date).

1.11 Closing Costs and Recording.

Except as otherwise specified in this Agreement, Buyer shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement regarding, the consummation of the transactions contemplated by this Agreement.

Branch Purchase and Assumption Agreement

1.12 Further Assurances.

From time to time following the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization and Standing.

Seller is a Texas state banking association, duly organized, validly existing, and in good standing under the laws of the State of Texas, and Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Seller is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the full extent provided by law.

2.2 Execution and Delivery.

Seller has all requisite power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. Seller has full power and authority to transfer the Assets and Liabilities to Buyer and such transfer will not, with or without the giving of notice or the passage of time, violate, constitute a breach of, conflict with or result in the creation of any lien, charge or encumbrance under the terms of any deposit agreement, signature card, certificate of deposit, passbook account or other document or agreement. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Seller, and each constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.3 Compliance with Laws, Permits and Instruments.

The Branch has been operated in all respects in accordance with applicable laws, rules and regulations. The Assets and Liabilities, and the documents and instruments reflecting such Assets and Liabilities, comply in all respects with applicable laws, rules and regulations. The execution, delivery and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles or Bylaws of Seller or any material mortgage, indenture, lease, agreement or

Branch Purchase and Assumption Agreement

other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Seller or its properties. The Seller has a rating of satisfactory or better under the Community Reinvestment Act of 1977, as amended. Seller has obtained and kept in force all governmental licenses and permits necessary to conduct its banking business at the Branch as now conducted by it and to own and operate the properties and assets utilized by it in such business. Each of such licenses and permits is in full force and effect and the Branch is in compliance with its obligations with respect thereto. No proceeding is pending or, to Seller’s knowledge, threatened against Seller wherein the remedy sought is the revocation or limiting of any such governmental license or permit and Seller does not know of any basis or grounds for any such revocation or limitation. Seller has complied with all applicable laws relating to and materially affecting the conduct of its banking business at the Branch.

2.4 Litigation.

There are no actions, claims, suits, investigations or proceedings pending or threatened (or any basis therefore known by Seller) affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency or instrumentality, that involve any claim not fully covered by insurance. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

2.5 Consents.

No approval, consent, authorization or action of, or filing with, any governmental body is required on the part of Seller in connection with (a) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby.

2.6 Title to and Condition of the Assets.

Seller has good and indefeasible title, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims to any of the Assets other than Permitted Liens. No person or entity other than Seller has any right, title or interest in and to any of the Assets other than any Permitted Lien. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Assets, free and clear of any lien, charge, encumbrance, option or adverse claim other than Permitted Liens.

2.7 Financial Statements.

The unaudited balance sheet and income statement attached hereto as Exhibit “F” are a true and complete presentation of the assets, liabilities, revenues and expenses of the Branch as of December 31, 2011, and for the twelve months then ended and as of April 30, 2012 and for the four months then ended (collectively, the “Financial Statements”). Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller and whether due or to become due) relating to the properties, operations or business at the Branch, except (a) the Liabilities, (b) liabilities for trade payables incurred in the ordinary course of business (none of which is a material liability), and (c) other liabilities which do not and will not adversely affect the Assets and Liabilities.

Branch Purchase and Assumption Agreement

2.8 Real Property.

(a) Seller has delivered to Buyer an accurate and complete list, by deed reference and (if applicable) street address, of the Real Property, and a brief description of the principal facilities and structures (if any) located thereon. Except as set forth on Schedule 2.8, there are no persons (other than Seller) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than Seller) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. The Real Property has full and free access to and from public highways, streets, and roads, and Seller has no knowledge of any pending or threatened Proceeding or any other fact or condition which would limit or result in the termination of such access. There exists no proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the Real Property by Buyer in the manner it is currently used.

(b) True and complete copies of all existing deeds and title insurance policies for all Real Property and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject have been provided to Buyer.

(c) All building, improvements, and fixtures situated on the Real Property conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits. All the Real Property is zoned for the various purposes for which such Real Property is being used, and there exists no pending or, to the knowledge of Seller, threatened Proceeding which might adversely affect the validity of such zoning.

(d) The Real Property is connected to and serviced by water, sewage disposal, gas, telephone, and electric facilities which are adequate for the current use of the Real Property and are in compliance with all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits. All public utilities required for the operation of the Real Property enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements, and all utility lines and mains located on the Real Property have been properly dedicated to, and are serviced and maintained by, the appropriate public or quasi-public entity.

(e) Neither the whole nor any part of the Real Property is subject to any pending Proceeding for condemnation or other taking by any Governmental Entity, and, to the knowledge of Seller, no condemnation or other taking is contemplated or threatened.

(f) There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the business operated thereon, which could give rise to any mechanic’s or materialmen’s or other statutory lien against the Real Property, or any part thereof, or for which Seller or Buyer will be responsible.

(g) The Real Property is not within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973.

2.9 Environmental Matters.

Except as set forth in Schedule 2.9, neither the Seller with respect to its operations of the Branch nor any property owned or used by Seller with respect to the operation of the Branch nor, to the knowledge of Seller, any collateral for any of the Loans (for purposes of this Section, the “Property”) is in

Branch Purchase and Assumption Agreement

violation of, or subject to any pending or threatened Proceeding under, or subject to any remedial obligations under, any applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits pertaining to health, safety, the environment, hazardous substances, or solid wastes (such applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Section, called “Applicable Environmental Laws”), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called “RCRA”), the Texas Water Code, and the Texas Solid Waste Disposal Act. Except as set forth in Schedule 2.9, no asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, has been installed in any Property.

2.10 Leases.

There are no leases related to the use of the Real Property, or related to any personal property located or used at the Branch.

2.11 Contracts.

There are no agreements, contracts or commitments affecting the Assets to which Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof.

2.12 Absence of Certain Changes or Events.

Since the date of the Financial Statements, Seller has conducted its business at the Branch only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

A. Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due;

B. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Assets;

C. Sold, transferred, leased to others or otherwise disposed of any of the Assets;

D. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, would result in a material adverse change with respect to the Branch;

E. Entered into any agreement or made any commitment to take any of the types of action described in subsections A through D above.

Branch Purchase and Assumption Agreement

2.13 No Adverse Change.

No material liabilities affecting the Branch have been incurred since the date of the Financial Statements other than those arising from normal transactions in the ordinary course of business. Since January 1, 2012, there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the business, assets, results of operations, condition (financial or otherwise), or prospects of the Branch.

2.14 Evidences of Indebtedness.

All evidences of indebtedness reflected as Assets of Seller associated with the Branch are legal, valid and binding obligations of the respective obligors thereof enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and the availability of injunctive relief, specific performance, and other equitable remedies) and are not subject to any defenses, offsets or counterclaims that may be asserted against Seller or the present holder thereof. The books and records relating to the evidences of indebtedness included in the Assets accurately reflect the status of evidences of indebtedness including, without limitation, the payment history, balances, collateral, and, to the knowledge of Seller, the financial information on the obligors. The borrower’s obligations with respect to each Loan are secured by a validly perfected security interest in the collateral specified in the Loan documents in favor of Seller as secured party, having the priority as described in the Loan documents. Seller has been charging interest and other amounts due under the Loan documents in accordance with the terms of such documents and in compliance with applicable law.

2.15 Books and Records.

The books and records of the Branch has been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books and records.

2.16 Regulatory Compliance.

Except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branch that are required to be filed by Seller with any regulatory authority including, without limitation, the FDIC, Texas Department of Banking and the Internal Revenue Service have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct.

2.17 Brokerage Fees.

Except as disclosed on Schedule 2.17, Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

2.18 Employee Matters.

Schedule 2.18 lists the names of all Branch Employees (as defined in Section 10.1) as of the date specified thereon and states for each such individual his or her position, dates of employment with Seller, years of service and present compensation.

Branch Purchase and Assumption Agreement

2.19 Employee Relations.

Seller has complied in all material respects with all applicable laws relating to its relationships with its Branch Employees (as defined in Section 10.1), and Seller believes that relationships between its Branch Employees and Seller is good.

2.20 Sufficiency and Condition of Properties.

Except as set forth on Schedule 2.20 hereof, the properties owned or used by Seller in connection with the Branch are in good operating condition and repair, ordinary wear and tear excepted. Such properties and their uses conform to all applicable laws, except for such minor variations as do not impair or interfere with the use of such properties for the purposes for which they are employed, and Seller has not received any notice to the contrary.

2.21 Taxes.

All taxes imposed by the United States of America or by any state, municipality, subdivision or instrumentality thereof or by any other taxing authority which are due or payable by Seller which, if not paid, could adversely affect the Assets or Liabilities have been paid in full. Any claims for refund or refunds of such taxes shall remain the property of Seller.

2.22 Misstatement.

Seller knows of no matter which has not been disclosed to Buyer pursuant to this Agreement which materially and adversely affects, or will materially and adversely affect, the business, assets, results of operation, condition (financial or otherwise), or prospects of the Branch or the ability of Seller to consummate the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Standing.

Buyer is a national banking association duly organized, validly existing, and in good standing under the laws of the United States, and Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it.

3.2 Execution and Delivery.

Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their

Branch Purchase and Assumption Agreement

respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 Compliance with Laws, Permits and Instruments.

The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles or Bylaws of Buyer or any material mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 6.3.

3.4 Litigation.

No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or threatened against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5 Consents.

Other than the approvals described in Section 6.3, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Buyer of the transactions contemplated hereby.

3.6 Brokerage Fees.

Except as set forth on Schedule 3.6, Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Buyer for any other brokerage commission or like payment.

3.7 Regulatory Conditions.

The only regulatory application that Buyer is required to file and have approved to permit it to consummate the transactions contemplated hereby is the approval of the Office of the Comptroller of the Currency (“OCC”). Buyer has a CRA rating of satisfactory or better. Buyer is an “eligible depository institution,” as defined in 12 C.F.R. § 3.03.2(r). The Buyer is not aware of any facts that would delay or prevent the Buyer from obtaining regulatory approval with respect to the transactions contemplated hereby.

Branch Purchase and Assumption Agreement

3.8 Misstatement.

Buyer knows of no matter which has not been disclosed to Seller pursuant to this Agreement which materially or adversely affects, or will materially or adversely affect, the ability of Buyer to consummate the transactions contemplated hereby.

ARTICLE 4

COVENANTS OF SELLER

4.1 Reasonable Efforts.

Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

4.2 Information for Governmental Applications.

Seller shall promptly, but in no event later than five (5) days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller shall otherwise cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

4.3 Required Acts of Seller.

Prior to the Closing, Seller shall, with respect to the Branch, unless otherwise permitted in writing by Buyer:

A. Operate the Branch in the ordinary course of business;

B. Use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors, suppliers, officers and employees;

C. Act in a manner that will preserve or attempt to preserve its goodwill;

D. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business associated with the Branch, except such obligations as Seller may in good faith reasonably dispute;

E. Maintain all Personal Property in its current operating condition and repair, ordinary wear and tear excepted;

Branch Purchase and Assumption Agreement

F. Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

G. Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;

I. Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Cooperate with and assist Buyer in assuring the orderly transition of the business of the Branch to Buyer from Seller; and

L. Remove all signage from the Branch at the expense of Seller on or before the Closing Date, it being understood that Buyer shall be responsible for installation of its signage at its expense on or after the Closing Date.

4.4 Prohibited Acts of Seller.

Prior to the Closing, Seller shall not, without the prior written consent of Buyer:

A. Introduce any new material method of management or operation of the Branch;

C. Default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branch;

D. Enter into any transaction affecting any Asset or Liability other than in the ordinary course of business;

E. Make, or incur any obligation to make, any capital expenditures or enter into any contracts to make such expenditures with respect to the Branch, in either case in an aggregate amount not to exceed $3,000, provided that Seller can make any emergency repairs required to restore the Branch to a safe operating condition;

F. Make any material modifications, including, but not limited to, any changes in collateral, repayment terms or (except upon renewals in accordance with the terms of any such Asset or Liability to reflect changes in market rates) interest rates, to any of the Assets or Liabilities;

G. Make, commit to make, renew, extend the maturity of or alter any of the material terms to a Loan to any single borrower and his or her related interests in the amount of (i) $50,000 or more for secured loans, (ii) $10,000 or more for unsecured loans, or (iii) $1,500 for overdrafts (but Buyer will be deemed to have given its consent under this Section 4.4(G) two business days (and one business day for overdrafts) after actual receipt by designated representatives of Buyer of all information that Seller possesses relating to the making, renewal or alteration of such Loan, unless Buyer sooner objects to such transaction);

Branch Purchase and Assumption Agreement

H. Pay a rate higher on Deposits at the Branch more than 25 basis points higher than the weekly rates published by the Seller;

I. Sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets in the ordinary course of business;

J. Cause the transfer from the Branch to Seller’s other operations of any deposits of the type included in the Liabilities, provided, however, that Seller may transfer deposits to Seller’s other branch or offices upon the unsolicited request of the depositors;

K. Cause the Branch to generate any deposits associated with out-of-area relationships or brokered deposits; or

L. Increase the salary, remuneration, compensation or benefits of Assumed Employees.

4.5 Access; Pre-Closing Investigation.

Upon prior written notice of at least two (2) business days by Buyer, Seller shall afford the officers and authorized representatives of Buyer full access to the properties, books and records of Seller pertaining to the Assets and Liabilities and employees of the Branch in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the Assets and Liabilities, including, without limitation, access sufficient to verify the value of the Assets and the Liabilities and the satisfaction of the conditions precedent to Buyer’s obligations described in Article 6. Seller agrees at any time, and from time to time, to furnish to Buyer as soon as practicable, any additional information pertaining to the Assets and Liabilities that Buyer may reasonably request. In addition, Seller shall provide Buyer reasonable access to the Branch for a mutually agreeable period of time preceding the Closing Date for the purpose of installing equipment. Buyer agrees to conduct its investigations hereunder during normal business hours of the Branch and in a manner which does not unreasonably interfere with the normal operations of the Branch and Buyer further agrees to cause the installation of such equipment to be effected in a manner intended to minimize disruption to the operation of the Branch.

4.6 Additional Financial Statements.

Within five business (5) days of each such month-end between the date of this Agreement and the Closing Date, Seller shall furnish Buyer with a balance sheet and income statement with respect to the Branch as of each month-end substantially in the format of Exhibit “F”.

4.7 Notice of Adverse Changes, Litigation and Claims.

Seller shall promptly notify Buyer in writing if Seller becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Seller’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (ii) any litigation against Seller if such litigation might prevent consummation of the transactions contemplated by this Agreement.

Branch Purchase and Assumption Agreement

4.8 No Disclosure or Negotiation with Others.

Seller shall prevent the disclosure of any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities, and as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, nor shall it permit any of its officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any sale of or similar transaction involving the Assets or the Liabilities.

4.9 Notices to Customers.

At least thirty (30) days prior to the Closing Date, Seller agrees to mail or cause to be mailed, to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Liabilities or the operations of the Branch as may be required of Seller as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law. Each such notice shall be in a form acceptable to each party hereto, such approval not to be unreasonably withheld.

4.10 Sale of Participations.

As of the Closing Date, Seller shall have presented to Buyer, and Buyer shall have accepted, the opportunity to purchase a $1 million participation interest in each of three separate performing, nonclassified loans previously made and held by Seller (the “Participation Loans”). Prior to the Closing Date, Seller shall provide to Buyer information regarding the Participation Loans, including credit information, collateral information, loan files and other information that Buyer may reasonable request with respect to such Participation Loans. Buyer shall make its own decision with regard to whether to purchase participations in the Participation Loans. Immediately following the Effective Time, Seller shall sell to Buyer a participation interest in each of the three Participation Loans such that the average outstanding principal balance of such Participation Loans (considering scheduled principal payments) for the twelve months following the Effective Time shall be $3 million. On or after the first anniversary of the Effective Time, Seller shall have the right to repurchase up to a maximum of $1 million of the participations held by Buyer, provided that, after such repurchase, Buyer shall retain a participation interest in the Participation Loans such that the average outstanding principal balance of such Participation Loans (considering scheduled principal payments) for the second twelve months following the Effective Time shall be $2 million. On or after the second anniversary of the Effective Time, Seller shall have the right to repurchase up to another $1 million of the participations held by Buyer, provided that, after such repurchase, Buyer shall retain a participation interest in the Participation Loans such that the average outstanding principal balance of such Participation Loans (considering scheduled principal payments) for the third twelve months following the Effective Time shall be $1 million. On or after the third anniversary of the Effective Time, Seller shall have the right to repurchase any and all remaining participation interests held by Buyer in the Participation Loans. The terms and conditions of all such participations shall be set forth in participation agreements, the form of which is attached hereto as Exhibit G. After the Effective Time, if a Participation Loan is paid off in full or if the borrower makes an unscheduled payment of the outstanding principal balance of a Participation Loan, Seller shall sell to Buyer a participation interest in another loan selected by Seller, and acceptable to Buyer, in an amount such that Buyer will have the opportunity to maintain at least $3 million in participations during the first year following the Effective Time, at least $2 million in participations during the second year following the Effective Time, and at least $1 million in participations during the third year following the Effective Time.

Branch Purchase and Assumption Agreement

ARTICLE 5

COVENANTS OF BUYER

5.1 Reasonable Efforts.

Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2 Regulatory Approvals.

Buyer shall promptly, but in no event later than twenty (20) days after the date of this Agreement, file or cause to be filed applications for all regulatory approvals required to be obtained by Buyer in connection with the transactions contemplated hereby. Buyer shall use its commercially reasonable efforts to obtain such regulatory approvals at the earliest practicable time. Buyer will provide Seller with copies of all non-confidential portions of any application, statements or correspondence submitted to or received from any regulatory authorities in connection with the transactions contemplated by this Agreement.

5.3 Notice of Adverse Changes, Litigation and Claims.

Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (ii) any litigation against Buyer if such litigation might prevent consummation of the transactions contemplated by this Agreement.

5.4 Change of Name, Notice to Customers.

A. Prior to the Closing Date, Buyer agrees to mail or cause to be mailed, to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Liabilities or the operations of the Branch as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law. Each such notice shall be in a form approved by each party hereto, such approval not to be unreasonably withheld; and

B. After the Closing Date, Buyer shall, (i) as soon as practicable change the name on all documents and facilities relating to the Branch from Seller’s name to Buyer’s name; and (ii) starting promptly after the Closing Date, mail written notice by first class mail to all customers of the Branch as of the Closing Date, all Depositors and all borrowers with respect to the Loans, of the consummation of the transactions contemplated by this Agreement, the form and substance of such notice being mutually satisfactory to Buyer and Seller.

5.5 Use of Name.

It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right of license to use, Seller’s name in connection with the Branch or otherwise. Accordingly, Buyer shall not

Branch Purchase and Assumption Agreement

use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of Seller or bearing Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller’s prior consent following Closing, and then only if Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials. No agency relationship exists between the parties hereto. At no time, whether before or after Closing Date, shall Buyer transact any business in the name of Seller or in any way hold itself out as the actual or apparent agent of Seller.

5.6 Solicitation of Employees of the Branch.

Except as contemplated by ARTICLE 10, from and after the execution and delivery of this Agreement and until the Closing Date, Buyer will not solicit or initiate communications with any Branch Employee (as defined in Section 10.1)for the purpose of inducing such person to become an employee of Buyer.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1 Compliance with Representations, Warranties and Agreements.

The representations and warranties made by Seller in this Agreement or in any schedule delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Seller shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

6.2 Necessary Corporate Actions.

Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder’s approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

6.3 Governmental Approvals.

Buyer shall have received approvals, acquiescences or consents, all on terms and conditions acceptable to Buyer, from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement, including, but not limited to, the approval of the OCC for Buyer to

Branch Purchase and Assumption Agreement

acquire the Assets and assume the Liabilities and to establish a branch of Buyer at each of the locations of the Branch; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a material adverse effect on the consummation of the transactions contemplated hereby or on the operation of the Branch after the Effective Time. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

6.4 No Litigation.

No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by Buyer, (c) impose material limits in the ability of Buyer to consummate this Agreement, or the transactions contemplated hereby, or (d) if this Agreement, or the transactions contemplated hereby, is consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

6.5 Consents of Third Parties.

Buyer and Seller shall have obtained all consents of third parties in form and substance reasonably satisfactory to the Buyer, necessary to consummate the transactions contemplated by this Agreement.

6.6 Documentation.

The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Seller shall be reasonably satisfactory in all respects to Buyer.

6.7 Deposits.

The Deposits shall be at least $19.5 million as of the Closing Date.

6.8 Title Insurance; Survey.

Buyer shall have received for the Real Property a commitment to issue title insurance to Buyer from a title insurance company acceptable to Buyer, in an amount equal to net book value of the Real Property insuring that Buyer has good, indefeasible and unencumbered fee simple title thereto, subject to the customary conditions, stipulations and exceptions contained in the Texas standard owner policy of insurance issued on the form prescribed by the Texas State Board of Insurance. The cost of such title policy shall be paid by Seller. Buyer shall have received, at least ten (10) days prior to the Closing, surveys of the Real Property reflecting the actual lines and dimensions of the Real Property and the actual size, location and type of buildings and improvements thereon (all improvements being within the boundaries of the Real Property and set back from the property lines the distance indicated on said surveys) and reflecting that there are no encroachments, conflicts or protrusions on the Real Property. The cost of such survey shall be paid by Seller.

Branch Purchase and Assumption Agreement

6.9 Environmental.

Buyer shall have obtained, at Buyer’s option, such environmental studies with respect to the Real Property which reflects no environment problem or potential problem the remediation of which, net of any reimbursement that is certain to be received from any state or federal regulatory agency, is estimated to cost $5,000 or more; provided that this condition shall be deemed waived by Buyer if Buyer has not obtained such environmental studies within forty five (45) days of the date of this Agreement. The expense of such environmental report shall be paid equally by Buyer and Seller; provided that the maximum amount Seller shall be obligated to pay shall be $5,000.

6.10 Participations.

Buyer shall have purchased the Participation Interests contemplated by Section 4.10.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller.

7.1 Compliance with Representations, Warranties and Agreements.

The representations and warranties made by Buyer in this Agreement or in any schedule delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) Buyer shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

7.2 Necessary Corporate Actions.

Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3 Governmental and Other Approvals.

Buyer shall have received approvals, acquiescences or consents to the transactions contemplated by this Agreement from all necessary governmental agencies and authorities for the transactions contemplated hereby, and Seller and Buyer shall have received satisfactory evidence that such approvals have been obtained and that any necessary waiting periods have passed. In addition, Buyer shall not have received any objection to the transactions contemplated by this Agreement from any governmental agency or authority.

Branch Purchase and Assumption Agreement

7.4 No Litigation.

No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable or (b) if this Agreement, or the transactions contemplated hereby, is consummated, subject any officer, director or employee of Seller to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) or (b) above.

7.5 Documentation.

The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Buyer shall be reasonably satisfactory in all respects to Seller.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS;

INDEMNIFICATION

8.1 Survival.

The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Effective Time for 8 months, except for those representations and warranties set forth in Section 2.2 (Execution and Delivery), Section 2.6 (Title to Assets), Section 2.21 (Taxes) and Section 2.9 (Environmental) which shall survive for the period of the applicable statute of limitations.

8.2 Indemnification by Seller.

Seller agrees to pay, and to indemnify, save, defend and hold harmless Buyer and each of its officers, directors, shareholders and representatives (collectively, “Insiders”), from and against, and shall reimburse Buyer and its Insiders with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind (collectively, “Losses”), imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A breach, deficiency, inaccuracy or inadequacy of or in any statement, representation or warranty of Seller contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Ownership or operation of the Branch or its business and properties prior to the Effective Time;

Branch Purchase and Assumption Agreement

C. Liabilities of Seller that are not expressly assumed by Buyer;

D. A breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E. Any taxes, including interest and penalties, required to be paid by Seller or its successor, which relate to Seller’s business or assets at or prior to the Effective Time;

F. The termination of employment by Seller prior to the Effective Time of any individual who is an officer or employee of Seller; and

G. All refunds or repayments made by Seller following the Effective Time of credit life or single interest insurance premiums on policies that were issued in connection with loans made by Seller prior to the Effective Time and purchased by Buyer.

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

8.3 Indemnification by Buyer.

Buyer hereby agrees to pay, and to indemnify, save and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A breach, deficiency, inaccuracy or inadequacy of or in any statement, representation or warranty of Buyer contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Ownership or operation of the Branch or its business and properties after the Effective Time;

C. Liabilities of Seller that are expressly assumed by Buyer; and

D. A breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement,

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

8.4 Procedure for Indemnification.

Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under Section 8.2 or 8.3, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any

Branch Purchase and Assumption Agreement

liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interest which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). The indemnifying party shall pay (i) claims hereunder for legal fees and other costs as they are incurred, and (ii) claims hereunder for damages when the claim against the indemnified party has been established by a final judgment in litigation or by settlement consented to in writing by the indemnifying party. If the indemnifying party does not elect to assume the defense of such action, no compromise or settlement thereof may be effected by the indemnified party without the indemnifying party’s written consent (which shall not be unreasonably withheld).

ARTICLE 9

OPERATIONAL AGREEMENTS

9.1 Replacement of Customer Check Stock and ATM and Debit Cards.

On or before five business days prior to the Closing Date„ Buyer and Seller shall jointly send a letter requesting that each Depositor whose account may be accessed by checks cease writing checks on Seller’s check stock against such account after the Effective Time. At such time as Buyer and Seller mail each such notice to each Depositor, Buyer shall also forward to each Depositor new checks on Buyer’s check stock, which checks the Depositor may draw upon Buyer for the purpose of effecting transactions with respect to such Deposits. The parties will use reasonable efforts to develop procedures (i) that will cause checks drawn on Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through Buyer’s then current clearing procedures and (ii) to provide for the delivery of new ATM and debit cards by Buyer and the orderly processing of ATM and debit card transactions.

9.2 Payment of Checks, Drafts, and Orders.

After the Effective Time, Buyer agrees (i) to pay in accordance with applicable law, the Deposit Agreements and customary banking practice all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Buyer under this Agreement are sufficient to permit the payment

Branch Purchase and Assumption Agreement

thereof (after taking into account any overdraft protection rights of the Depositors), and (ii) in all other respects to discharge, in accordance with applicable law, the Depository Agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. If any of the Depositors shall demand payment from Seller for all or any part of any Deposit, Seller shall not be liable or responsible for making such payment. As of the Closing Date, Buyer shall become the “holder,” as that term is defined in the Texas Property Code (Tex. Prop. Code Ann. Section 73.001), of all the Deposits and safe deposit boxes that Buyer assumes under this Agreement. Buyer will be responsible for the escheat of any property for which it becomes the holder and that becomes abandoned during the calendar year in which the Closing occurs.

9.3 Clearing Items.

During the 120-day period following the Closing Date, if it is not possible to clear checks and other items drawn on a Deposit account through Buyer’s then current clearing procedures, Seller will make provisional settlement to the presenting institution and will forward such checks and other items on such Deposit to Buyer, no later than the next business day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement. Upon the expiration of such 120-day period, Seller shall cease forwarding checks and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

9.4 Returned Items.

Buyer agrees, no later than the start of the second business day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within 60 days after Closing as not collected. Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer and any balance available to the customer under any overdraft plan the Depositor has with Buyer at the time Seller makes the demand as aforesaid; provided, however, if prior to the Closing Seller had placed a “hold” or other similar protective measure on the Depositor’s account with respect to such item and subsequent to Closing Buyer removes such hold or protective measure other than as required under applicable law or regulation, then Buyer will be obligated to pay to Seller in full on account of such uncollected item. So long as any hold or other protective measure placed on the depositor’s account with respect to such item complies with applicable law, the placing of any such hold or other protective measure shall not be deemed a breach of this Agreement.

9.5 Data Processing and Utilities.

Following the execution of this Agreement, Seller shall (i) provide reasonable cooperation to Buyer in converting the current data processing activities of the Branch to Buyer’s data processing system, and (ii) assist Buyer in the transfer of all utilities relating to the Branch, including the existing phone numbers for the Branch, into the name of Buyer at Buyer’s expense. Buyer shall pay one half of the costs and expenses of Seller necessary to accomplish the data processing conversion, but not to exceed $5,000, and, except as set forth herein, Buyer shall bear the duties and responsibilities relating to such conversion. As soon as practicable at the request of Buyer, Seller shall deliver to Buyer a list of the Deposits (customer names, addresses and tax identification numbers, balances at Closing and maturities of all certificates of deposits), grouped by deposit type, and original or duplicate copies (including

Branch Purchase and Assumption Agreement

electronic copy, magnetic tape, disc storage, card forms and printed copy) of all customer information files and customer records, ACH items, application files, machine operating and application software, full documentation of all application and processing routines, and any other documentation in the possession of Seller and necessary to the orderly operation and conversion to Buyer’s system of the Branch’s data processing operations.

9.6 Compliance with Garnishments and Similar Orders.

After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity in effect with respect to the Deposits, and Buyer will not pay any Deposits in violation of such garnishments, orders or tax liens or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

9.7 Direct Deposit Arrangements.

Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits. For a period of 120 days, (the “Direct Deposit Cut-off Date”), Seller will, no later than the next business day following the date of receipt thereof, remit and transfer by electronic transmission to Buyer all direct deposits intended for the Deposits. After the Direct Deposit Cut-off Date, Seller may discontinue accepting and forwarding automated-clearing-house and Fed-wire entries and funds and return such direct deposits to the originators marked “Account Closed.”

9.8 Direct Debit Arrangements.

With respect to all Deposits that have arrangements providing for direct debit of such accounts by third parties (“Direct Debit Accounts”), for a period of 120 days after the Closing Date, Seller will forward to Buyer all direct debits on Direct Debit Accounts on the business day following the date of receipt thereof, and will give Buyer a daily accounting of such debits to Buyer’s clearing account. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.”

9.9 IRA Deposits.

With respect to Deposits that are individual retirement accounts created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of section 408, section 530 and section 408A of the Code (“IRA Deposits”), Seller will take appropriate action to appoint Buyer as successor custodian of all such IRA Deposits, including, but not limited to, sending to the Depositors thereof appropriate notices, and filing any appropriate applications with applicable regulatory authorities. At the Effective Time, Buyer will accept appointment as custodian with respect to such IRA Deposits and will perform all of the duties so transferred and comply with the terms of Seller’s agreement with the Depositor of the IRA Deposits affected thereby.

9.10 Keogh Accounts.

With respect to Deposits that are Keogh Accounts created by a trust for the benefit of employees and that comply with the provisions of section 401 of the Code (“Keogh Accounts”), Seller will use reasonable efforts and cooperate with Buyer to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposit to Buyer, as custodian thereof, and to adopt Buyer’s

Branch Purchase and Assumption Agreement

form of Keogh master plan as a successor to Seller’s Keogh master plan. Buyer will assume no Deposits that are Keogh Accounts unless Buyer has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any Depositors who do not transfer such Keogh Accounts to Buyer’s form of Keogh master plan, Seller will use reasonable efforts in order to enable Buyer to retain such Keogh Accounts at the Branch.

9.11 Final Statements.

Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

9.12 IRA Deposits and Keogh Accounts.

Seller will deliver to Buyer on the Closing Date all of the documents in Seller’s possession governing each IRA Deposit and Keogh Account that is included in the Deposits. Seller will prepare and file all reports to government authorities required to be filed for the period ending on the Closing Date and all prior periods. Buyer will be responsible for all such reporting for periods commencing on the day after the Closing.

9.13 Interest Reporting and Withholding.

All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and the Liabilities for calendar year 2012 and thereafter are the responsibility of Buyer, provided that Seller has provided to Buyer in connection with the data processing conversion all information necessary for Buyer to report and file such information.

9.14 Loans.

In connection with the transfer of the Loans, Seller and Buyer agree as follows:

A. The parties will cooperate and use commercially reasonable efforts to cause Buyer to become the beneficiary of credit life, accident and health, vendor’s single interest premium or similar insurance purchased by or on behalf of such customer on the Loans. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time;

B. Each of Buyer and Seller will use commercially reasonable efforts to comply with all notice and reporting requirements of the loan documents or of any law or regulation with respect to the transfer of such loans;

C. Within thirty (30) days after the Closing Date, Buyer will, at its expense, issue new coupon books or similar payment notices for payment of the Loans with instructions to use Buyer’s coupons or statements and to destroy unused coupons furnished by Seller;

Branch Purchase and Assumption Agreement

D. For a period of 90 days after the Closing Date, within three (3) business days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall issue and forward a cashier’s check made payable to Buyer or wire transfer to the benefit of Buyer in the amount of such item, and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item’s return and shall forward the original of such item to Buyer. Within three (3) business days after receipt of such returned item, Buyer shall issue and forward a cashier’s check or wire transfer to Seller in the amount of such item, and Buyer shall be responsible for any further efforts to collect such item; and

E. If the balance due on any Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

9.15 Other Items.

Following the Effective Time, Seller agrees to deliver immediately, but in no event later than two (2) business days after receipt by Seller, to Buyer (i) any collected funds accepted by Seller for credit to any account included in the Deposits, (ii) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Seller, and (iii) any written notices or correspondence received by Seller relating to the Deposits or the Loans. Buyer shall pay to Seller immediately, but in no event later than two (2) business days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this ARTICLE 9, each of Seller and Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this ARTICLE 9. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this ARTICLE 9. Each of Buyer and Seller shall maintain the accounts so established for a period of 90 days after the Closing Date.

9.16 Safe Deposit Box and Safekeeping Business.

From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to all safe deposit boxes located in the Branch, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefore in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such boxes. From and after the Closing, Buyer shall assume, honor, and discharge the duties and obligations of Seller with respect to all safekeeping items obtained from Seller and shall be entitled to any right or benefit thereafter. Buyer is not assuming any liabilities of Seller with respect to safe deposit boxes or safe keeping items arising or based upon circumstances, events, acts or omissions occurring prior to the Effective Time, or any obligations of Seller with respect to the safe deposit boxes or safe keeping items to be performed prior to the Effective Time. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branch in effect as of the Closing Date, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

Branch Purchase and Assumption Agreement

9.17 Noncompetition Agreement.

For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of three (3) years following the Closing Date, none of Seller or any of its affiliates, including, without limitation, its directors or executive officers, will (i) establish, own or operate a branch, bank, financial institution, loan production office or other office within ten miles of the location of the Branch (the “Noncompete Area”), other than the existing branch of Seller in Manor, Texas, or (H) solicit the banking business of any current customers of the Branch whose banking business or any part thereof is transferred to Buyer pursuant to the terms of this Agreement, or (Hi) solicit for employment, or advise or recommend any person to employ or solicit for employment, any Assumed Employee who becomes an employee of the Buyer. Notwithstanding the foregoing sentence, Seller shall not be deemed to be in violation of this Section 9.17 by virtue of (i) Seller’s acceptance after the Closing Date of deposits received by Seller at any of its offices from persons or firms providing an address within the Noncompete Area, but who have not been solicited by Seller or any of its affiliates, including, without limitation, its directors, (ii) Seller’s continued banking dealings, including marketing, with current customers of the Branch who also maintain accounts with Seller at other banking offices of Seller, a list of whom is attached hereto as Schedule 9.17, or (Hi) Seller’s advertising in publications that are normally distributed in geographic areas that include both the Noncompete Area and geographic markets served by Seller’s branches other than the Branch. In the event the Seller engages in a merger or similar transaction to which it is not the successor, the agreements and covenants contained in this Section ¶J7 shall not apply to the operations of such successor in the Noncompete Area in which such successor has had a continuing presence for at least 18 months prior to consummation of such successor’s acquisition of Seller, as applicable (a “Preexisting Presence”). Nothing in the preceding sentence will release such a successor from the agreements and covenants contained in this Section 9.17 in any Noncompete Area in which such successor did not have a Preexisting Presence. In the event such successor subsequently acquires a bank or bank holding company that has a Preexisting Presence in a Noncompete Area, such successor may continue the operations of such bank or bank holding company in any Noncompete Area in which a Preexisting Presence exists without regard to the noncompete provisions of this Section 9.17. Seller shall not be deemed to be in violation of this Section 9.17 by virtue of Seller’s acquisition of a financial institution whose main office is located outside the Noncompete Area but which has branch offices located in the Noncompete Area, through a merger or similar transaction where the Seller is the successor, pursuant to which Seller will acquire the entire financial institution and not just the branch or branches of such financial institution located within the Noncompete Area. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.17 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.17 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.18 Books and Records.

Buyer shall allow Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to Buyer (which notice shall specify the purpose of such inspection), and Seller may, at its own

Branch Purchase and Assumption Agreement

expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by Seller from Buyer pursuant to this Section shall be and remain confidential information known to Seller or otherwise contained in Seller’s books and records. Buyer shall maintain all material books and records relating to the Assets, the Liabilities and the business of the Branch for a period that is not less than the greater of (i) the period required by applicable law, rule or regulation or (ii) three (3) years from the Closing Date.

9.19 Optical Disk Records.

After the Closing Date, Seller shall provide research assistance, on a case-by-case basis, with respect to the Assets and Liabilities, to the extent the Records are only available as Optical Disk Records. Seller will use commercially reasonable efforts to comply with each research request made by Buyer on a timely basis, and Seller agrees to provide such research at no cost to Buyer until December 31, 2013; thereafter Buyer will reimburse Seller for reasonable search costs incurred, not to exceed $25 per hour

9.20 Taxes.

Buyer shall be responsible for the payment of all taxes (including transfer taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Seller shall cooperate with Buyer in Buyer’s efforts to minimize all taxes and fees payable by Buyer, if any, as a result of the transactions contemplated by this Agreement, provided that Seller can do so without incurring any out-of-pocket costs or expenses.

9.21 Allocation of Purchase Price.

The purchase price of the Assets and Liabilities under this Agreement will be allocated on an allocation schedule to be agreed to by Buyer and Seller before the Closing. At least 10 days prior to the Closing, Buyer will prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Buyer and will submit such Form 8594 to Seller for review. Seller will inform Buyer in writing of any disagreements with the amounts allocated on Form 8594 within 5 days after receipt. The amounts shown on Form 8594 will become final should Seller fail to so inform Buyer of any disagreement within 5 days. Buyer and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with the final allocation.

ARTICLE 10

EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of the Branch regarding employment after the Closing:

10.1 Notice to Employees and Information.

With respect to all employees of Seller affiliated with the Branch (“Branch Employees”), as soon as reasonably practicable, but no later than three(3) days after the date hereof, Seller shall notify each Branch Employee that Seller and Buyer have entered into an agreement with respect to the Buyer’s acquisition of the Branch. Seller has previously furnished to Buyer a schedule containing the name of each Employee, such Employee’s salary and benefits, and a synopsis of each Employee’s tenure with Seller and any other information reasonably requested by Buyer with respect to such Employee.

Branch Purchase and Assumption Agreement

10.2 Offer of Employment.

Buyer shall consider for employment all Branch Employees on such terms and conditions as are satisfactory to Buyer. No later than five (5) business days after Buyer has completed interviews with all Branch employees, Buyer will notify Seller which employees to whom Buyer intends to make offers of employment (the “Assumed Employees”). As of the Closing, Seller shall terminate the employment with Seller of such employees. Prior to the Closing, Seller shall permit Buyer to make contact with the Assumed Employees to explain its compensation and benefit package. After the Closing Date, Assumed Employees will be employed on an at-will basis by the Buyer provided, however, Buyer agrees not to terminate from employment any Assumed Employee except for cause for a period of six (6) months following the Closing Date. It is further provided that in no way shall Buyer be liable for any claims of that any Employee may have against Seller and Buyer may request a release from each Employee with respect thereto.

10.3 Costs of Termination.

Seller shall pay any and all costs (including, without limitation, severance pay and accrued vacation pay) associated with termination of any Employee who is terminated by Seller prior to the Closing Date.

10.4 Communications.

Buyer and Seller shall coordinate all communications to Employees, provided, however, this paragraph shall not be construed to require Buyer and Seller to act jointly at any time.

10.5 Seller’s Retention of Liabilities.

Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any employee of the Branch prior to the Effective Time. Buyer shall not at any time assume any liability for the benefits of any employee of the Branch under any of Seller’s benefit plans. Seller shall be responsible for providing any employee of the Branch whose “qualifying event,” within the meaning of section 4980B(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), occurs on or prior to the Effective Time (and such Employee’s “qualified beneficiaries” within the meaning of section 4980B(g)(1) of the Code) with the continuation of group health coverage required by section 4980B(f) of the Code under the terms of the health plan maintained by Seller.

10.6 No Third Party Beneficiaries.

Nothing in this Article is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller.

Branch Purchase and Assumption Agreement

ARTICLE 11

TERMINATION AND ABANDONMENT

11.1 Right of Termination.

This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A. By the mutual consent of Seller and Buyer;

B. By either Buyer or Seller, if the Closing has not occurred by October 31, 2012, or such other date as Seller and Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

C. By Buyer if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Buyer, after consultation with counsel and Seller, makes it inadvisable to proceed with such transaction;

D. By Seller if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Seller, after consultation with counsel and Buyer, makes it inadvisable to proceed with such transaction;

E. By Buyer if there shall have been any material adverse change with respect to the Branch since December 31, 2011;

F. By either Buyer or Seller in the event of a material breach by the other of any representation, warranty or agreement contained herein that is not cured or cannot be cured within fifteen (15) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this provision shall not relieve the breaching party of liability for such breach; or

G. By Buyer, if after completing due diligence, Buyer determines, in its sole and absolute discretion, that it does not desire to proceed with the transaction, provided that Buyer notifies Seller of such determination on or before thirty (30) days from the date of this Agreement.

11.2 Notice of Termination.

The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.4.

11.3 Effect of Termination.

In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability to any party hereto (or their respective officers, directors, stockholders, affiliates or representatives); provided, however, and notwithstanding anything to the foregoing to the contrary, (a) the provisions set forth in Section 12.15 (Confidentiality Agreement), this Section 11.3, Section 12.7 (Attorneys’ Fees) and Section 12.16 (Arbitration) shall remain in full force and effect and (b) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any breach of this Agreement.

Branch Purchase and Assumption Agreement

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement.

This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12.2 Multiple Counterparts.

For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission or pdf of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

12.3 Amendment.

This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

12.4 Notices.

Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail, telex or facsimile or other electronic transmission, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or (a) in the case of mail, upon the earlier of actual receipt or 3 business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (b) in the case of overnight courier service, one business day after delivery to such courier service with instructions to deliver the next business day. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Seller:	Independent Bank 1600 Redbud Blvd., Suite 400 Mc Kinney, Texas 75069 Attn: Jan Webb Telecopy: 972-562-5496 Email address: JWebb@independent-bank.com

Branch Purchase and Assumption Agreement

with a copy to:	Haynie Rake & Repass, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 Attn: Mark S. Haynie Telecopy: 972-716-1850 Email address: mark@hrrpc.com

If to Buyer:	Citizens National Bank 118 S. Houston Cameron, Texas 76520 Attn: Michael E. Vance, President and CEO Telecopy: 254/697-6504 Email address.mvance@cnbanktexas.com

with a copy to:	Beard Kultgen Brophy Bostwick Dickson &Squires, LLP 220 South Fourth Street Waco, Texas 76701 Attn: Richard E. Brophy, Jr. Telecopy: 254/776-3591 Email address. Brophy@thetexasfirm.com

12.5 Binding Effect.

All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.6 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

12.7 Attorneys’ Fees and Costs.

In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Branch Purchase and Assumption Agreement

12.8 Severability.

In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.9 Assignability.

No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section shall be void and of no effect.

12.10 Rules of Construction.

All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

12.11 Expenses.

Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), and Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), in connection with this Agreement and the consummation of the transactions contemplated hereby, except as specifically provided otherwise in this Agreement.

12.12 Waiver.

Any of the term or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such action shall be evidenced by a signed written notice given in the manner provided in Section 12.4. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.4) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Branch Purchase and Assumption Agreement

12.13 Specific Performance.

Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.14 Public Disclosure.

Seller and Buyer will consult with each other regarding the content of any press release or other public disclosure concerning this transaction and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section, Seller and Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

12.15 Confidential Information.

Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.3, Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from any other party. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term “information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than Seller or Buyer or (c) was independently acquired or developed without violating any laws or obligations under this Agreement.

12.16 Arbitration.

A. Any controversy or claim between Buyer and Seller arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including, but not limited to, a claim based on or arising from an alleged tort, will, at the request of any party, be determined by arbitration in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The AAA will be instructed by either or both parties to prepare a list of proposed arbitrators. Within ten (10) days of receipt of the list, each party may strike one name from the list. The AAA will then appoint one arbitrator from the name(s) remaining on the list. The arbitration will be conducted in Waco, Texas. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The award rendered by the arbitrator shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief; and

Branch Purchase and Assumption Agreement

B. In any arbitration proceeding, the arbitrator is authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expenses of in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

[Signature Page Follows]

Branch Purchase and Assumption Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

Buyer:

CITIZENS NATIONAL BANK

By:	/s/ Michael E. Vance
Michael E. Vance President and CEO

Seller:

INDEPENDENT BANK

By:	/s/ Jan Webb
Jan Webb
Executive Vice President and COO

Branch Purchase and Assumption Agreement